[SHEARMAN & STERLING LETTERHEAD]                   EXHIBIT 8.1



                                             March 26, 1998




Ford Motor Credit Company
The American Road
Dearborn, Michigan 48121

Ladies and Gentlemen:

     In connection with the registration by Ford Motor Credit Company, a Delaware corporation (the "Company"), of up to $5,000,000,000 aggregate principal amount of the Company's debt securities to be designated as Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue, we hereby consent to the use of our name and confirm to you our tax advice as set forth under the heading "United States Taxation" in the Prospectus Supplement contained in registration statement No. 333-41059, to which this consent is an exhibit.


                                        Very truly yours,


                                        /s/Shearman & Sterling